Exhibit 10.5

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), is made and entered into as of the 21st day of January, 2014, (the “Effective Date”) between Crestwood Operations LLC, a Delaware limited liability company (“Employer”), and Joel Lambert (“Employee”).
W I T N E S S E T H:
WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:
SECTION 1: EMPLOYMENT AND DUTIES.

1.1    Employer agrees to employ Employee, and Employee agrees to be employed solely by Employer, beginning as of the Effective Date and, except as set forth below, continuing through December 31, 2015 (the “Initial Term”), unless earlier terminated pursuant to Section 3 of this Agreement. Following expiration of the Initial Term, this Agreement will be automatically renewed for successive 1-year terms following the Initial Term (each, a “Renewal Term” and, together with the Initial Term, the “Term”) unless either party gives the other party no less than 30 days’ written notice prior to the expiration of the Term of such Party’s intent not to renew the Agreement (a “Notice of Non-Renewal”). Notwithstanding the foregoing, the Term (including any Renewal Terms) and Employee’s employment pursuant to this Agreement may be terminated at any time as set forth below, subject to the terms of this Agreement. At the expiration of the Term following delivery of a Notice of Non-Renewal, Employee’s employment with Employer (and any affiliates or assignees of Employer) shall terminate, and this Agreement shall have no further force or effect except with respect to Employee’s obligations pursuant to Section 3.5.
1.2    Beginning as of the Effective Date, Employee shall be employed as Senior Vice President, General Counsel & Corporate Secretary. Employee shall also serve in such other executive capacities as may be reasonably requested from time to time by Employer or the Board of Directors (the “Board”) of the Employer, and shall report directly to the Chief Executive Office of the Employer. Employee agrees to perform diligently and to the best of Employee’s abilities, and in a trustworthy, competent, businesslike, and efficient manner, the duties and services pertaining to any such position as reasonably determined by Employer, as well as such additional or different duties and services that Employee from time to time may be reasonably directed to perform by Employer. Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer.
1.3    Employee shall at all times comply with and be subject to such policies and procedures that Employer may establish from time to time for Employer’s executives and employees, including,

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Exhibit 10.5

without limitation, Employer’s Code of Business Conduct as adopted by Employer and as amended from time to time (the “Code of Business Conduct”).
1.4    Except with the advance written permission of the Board and with respect to Employee’s existing directorships identified on Exhibit A hereto, Employee may not engage or participate, directly or indirectly, in any other business, investment, or activity that (a) could interfere with Employee’s performance of Employee’s duties hereunder, (b) is contrary to the best interests of Employer, Crestwood Equity Partners, LP, Crestwood Midstream Partners, LP, or any of their respective subsidiaries (each a “Related Entity”), or (c) requires any significant portion of Employee’s business time. Notwithstanding the foregoing, the parties recognize that Employee may engage in passive personal investments and other non-competitive business activities that do not conflict with the business and affairs of Employer or any Related Entities or materially interfere with Employee’s performance of Employee’s duties hereunder; provided, that with the exception of any civic, charitable, or educational boards or committees that do not unreasonably interfere with Employee’s performance of Employee’s duties hereunder, Employee may not serve as a manager or on the board of directors or similar body of any entity other than Employer or a Related Entity during the Term without prior approval therefor by the Board.
1.5    Employee acknowledges and agrees that Employee has a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and the other Related Entities and to do no act that could, directly or indirectly, injure any such entity’s business, interests, or reputation. In furtherance of the foregoing, Employee shall present to the Employer all material business opportunities or ventures known to Employee, independently or with others, that are within the purposes of Employer or any Related Entity, including, without limitation, opportunities that may compete with Employer or a Related Entity or could reasonably be expected to be implemented by Employer or a Related Entity. It is agreed that any direct or indirect interest in connection with, or any benefit from, any outside activities, particularly commercial activities, which might in any way adversely affect Employer or any of the Related Entities involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or any of the Related Entities, whether directly or indirectly through a spouse or other family member, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to the Employer any facts which might involve such a conflict of interest that has not been approved in writing by the Employer.
SECTION 2:    COMPENSATION AND BENEFITS.

2.1    Employee’s base salary during the Term shall be Three Hundred Sixty Thousand Dollars ($360,000) per annum, subject to increase at the discretion of the Board (“Base Salary”), which shall be paid in accordance with Employer’s standard payroll practice. In addition to the Base Salary, Employee shall be eligible to be considered for a target bonus (a “Bonus”) in each calendar year during the Term, payable in accordance with and pursuant to Employer’s then-current

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Exhibit 10.5

bonus plan (“Bonus Plan”). For the 2014 bonus year, the target bonus for Employee will be equal to 75% of his Base Salary and shall be subject to such terms and conditions as are established by the Board (including, if applicable, its Compensation Committee) for awards of equity compensation made to similarly situated executives of the Employer. Thereafter, the target bonus for Employee will be comparable to the bonus opportunity provided to similarly situated executives of the Employer. The Bonus Plan will be implemented and administered by the Board, and any Bonuses payable thereunder shall be based upon a number of factors determined and set by the Board in its sole discretion. Such factors may include, but not be limited to, the achievement by Employer of certain performance objectives, and the operation of Employer within the budgets approved by the Board. Employee must be employed by Employer at the time a Bonus is declared as a condition of receiving any such Bonus.
2.2    During the Term, Employee shall be eligible to receive annual awards under the terms of the Crestwood Equity Partners LP Long Term Incentive Plan and the Crestwood Midstream Partners LP Long Term Incentive Plan. For the 2014 grant cycle, the Employee shall receive an award of restricted units, with a total target equity grant level for Employee equal to 150% of his Base Salary. These restricted units will be granted equally from both plans and shall be subject to such terms and conditions as are established by the Board (including, if applicable, its Compensation Committee) for awards of equity compensation made to similarly situated executives of the Employer. Thereafter, the target grant level for Employee will be comparable to the level of equity granted to similarly situated executives of the Employer, provided such grants shall be made at the discretion of the Board. Equity awards granted to Employee under the foregoing plans shall include provisions that provide for accelerated vesting in the event of a Change in Control, upon termination of Employee’s employment by the Employer without Cause, or upon Employee’s resignation with Employee Cause (for purposes of this Section 2.2 only, each of “Change in Control,” “Cause” and “Employee Cause” to be as such terms are defined in the respective award agreements). Notwithstanding the foregoing, the level of equity compensation to be awarded to the Employee for the 2014 and 2015 grant cycles shall be reduced to reflect his prior award of incentive units in Crestwood Holdings Partners LLC. For the 2014 grant cycle, the Employee shall receive 1/3 of what would otherwise be the recommended equity awards proposed by the Compensation Committees of Crestwood Equity Partners LP and Crestwood Midstream Partners LP. For the 2015 grant cycle, the Employee shall receive 2/3 of such recommended equity awards.
2.3    During the Term, Employer shall pay or reimburse Employee for all reasonable and customary business expenses actually incurred by Employee during the Term in the course of Employee’s employment; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures. Employer shall provide to Employee officer/director liability insurance coverage to cover any claims that may be made arising from Employee’s past, present, or future activities on behalf of Employer or any Related Entity, in the same manner and of the same kind as such insurance is provided to the other officers and directors of Employer.
2.4    During the Term, Employer shall furnish Employee with such fringe benefit programs that are maintained by Employer and that are made available to Employer’s management

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Exhibit 10.5

generally, under the same terms as those provided to Employer’s management generally. Employee shall bear any tax effects or obligations stemming from any such policies and programs or their amounts.
2.5    Employee acknowledges that Employee shall have no vested rights under or in respect of Employee’s participation in any employee benefit program, plan, or coverage except as expressly provided under the terms thereof. Notwithstanding anything in this Agreement, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any employee benefit program, plan, or coverage applicable to Employee, so long as any such actions or inactions in this regard by Employer are similarly applicable to covered executive employees of Employer generally.
2.6    Employee shall be entitled to four (4) weeks of paid vacation per calendar year, to be provided in accordance with Employer’s standard policy and to be taken at such time as mutually agreed by Employee and Employer.
SECTION 3:    TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH
TERMINATION.

3.1    Termination Generally. Employee’s employment with Employer (a) shall be terminated prior to the end of the Term (i) upon the death of Employee, or (ii) upon Employee’s Permanent Disability (as defined below), and (b) may be terminated prior to the end of the Term (i) at any time by Employer upon notice to Employee, (ii) at any time by Employee upon thirty (30) days’ prior written notice to Employer, or (iii) at any time by Employee if Employee has Employee Cause and complies with the notice procedures described below. The date of termination is referred to herein as the “Termination Date.”
3.2    Bad Leaver Termination. If Employee’s employment is terminated under any of the circumstances set forth in Section 3.2(a), Employee shall be entitled to receive only the benefits set forth in Section 3.2(b) below:
(a)    Bad Leaver Conditions.
(i)    Termination by Employer for Employer Cause. Employer termination of Employee’s employment for “Employer Cause” shall mean termination by Employer for any of the following: if Employee (a) has been indicted or convicted of, or has entered a plea of guilty or nolo contendere to, a felony charge or crime involving moral turpitude, or, in the course of Employee’s employment has engaged in fraudulent or criminal activity (whether or not prosecuted), (b) has failed to follow reasonable directions of Employer, provided that the foregoing failure shall not be “Employer Cause” if Employee in good faith believes that such direction is illegal and promptly so notifies the Board, (c) has failed to devote all of Employee’s professional time to the Employer and affiliates of Employer, except as permitted by the Employer, (d) has materially breached any policy or code of conduct of the Employer, (e) has materially breached any

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Exhibit 10.5

provision of this Agreement or any other agreement between Employee and the Employer or Related Entity, (f) has received a kickback or rebate of any fee or expense paid by Employer, (g) has engaged in the use of illegal drugs, the persistent excessive use of alcohol, or any other activity that materially impairs Employee’s ability to perform Employee’s duties hereunder or results in conduct bringing Employer or any Related Entity into substantial public disgrace or disrepute, or (h) engages in intentional, reckless, or grossly negligent conduct that has or is reasonably likely to have a material adverse effect on Employer or any Related Entity; provided, however, that with respect to subsections (c), (d) and (e) of this Section 3.2(a)(i), the Board may elect, in its sole discretion, to allow Employee a period of time as determined by the Board to cure the act, conduct or event constituting Employer Cause under such subsections.
(ii)    Employee Resignation. Employee resigns for any reason other than having Employee Cause (as defined below in Section 3.3(a)(i)).

(b)    Bad Leaver Consequences.
(i)    Employee shall be entitled to receive, within 30 days of the Termination Date or such shorter period as may be required by applicable state law, any Base Salary that was accrued (on a pro rata basis) but unpaid as of the Termination Date (“Accrued Salary”) and such other benefits provided to Employee pursuant to the terms of Employer’s employee benefit plans (which, for the avoidance of doubt, does not include any Bonus payments) that were accrued by Employer in its books and records, but not forfeited, cancelled, or previously paid, as of the Termination Date (“Accrued Benefits,” or, collectively with Accrued Salary, “Accrued Compensation”); and
(ii)    Except for Accrued Compensation, Employee shall forfeit, from and after the Termination Date, Employee’s rights to any and all future compensation from Employer or any Related Entity to which Employee may be entitled and to all future benefits for which Employee may be eligible, in either case under this Agreement or otherwise, including without limitation any Bonus payments (including any earned but unpaid Bonus payments or portions thereof) that would have been payable had Employee remained employed through the date such Bonus payments would have been paid. Except for Accrued Compensation, Employer’s obligations to pay or provide Employee with future compensation or benefits shall fully and forever cease and terminate as of the Termination Date.

3.3    Good Leaver Termination. Subject to Section 3.8, if Employee’s employment is terminated under any of the circumstances set forth in Section 3.3(a), and Employee complies with the requirements of Section 3.7, Employee shall be entitled to receive Accrued Compensation as well as the benefits set forth in Section 3.3(b) below (“Severance Benefits”):
(a)    Good Leaver Conditions.

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Exhibit 10.5

(iii)    Employee Resignation with Employee Cause. “Employee Cause” will exist if one of the following occurs: (A) a substantial and continuing diminution in the nature of Employee’s responsibilities (provided, however, that neither a change in Employee’s reporting relationship, nor a diminution in responsibilities as a result of Employer exercising its rights under Section 3.7 will trigger this provision); (B) a material breach by Employer of any material provision of this Agreement; (C) a material and continuing reduction in the aggregated total of Employee’s Base Salary, target Bonus percentage and target equity percentage; or (D) reassignment by the Company of the Employee’s principal place of employment to a location more than fifty (50) miles from his principal place of employment on the Effective Date, but excluding normal business travel consistent with Employee’s duties, responsibilities and position. For Employee to terminate for Employee Cause: (i) Employer must be notified by Employee in writing within 30 days of the date Employee becomes aware of the event that would allow Employee to terminate employment for Employee Cause, with such notice setting forth such event in reasonable detail; (ii) the event must remain uncorrected by Employer for 30 days following Employer’s receipt of such notice (the “Notice Period”); and (iii) such termination must occur within 30 days after the expiration of the Notice Period.
(iv)    Employer Termination without Cause. Employer Termination without Cause shall mean termination by Employer for any reason other than for Employer Cause.
(v)    Death. Death shall mean Employee’s death.
(vi)    Permanent Disability. Termination due to Employee’s “Permanent Disability” shall mean the inability of Employee, with or without reasonable accommodation, by reason of illness, incapacity, or other disability, to perform Employee’s duties or fulfill Employee’s employment obligations to Employer, as determined by the Board and as certified in writing by a competent medical physician chosen by the Board, for a cumulative total of 180 days in any 12 month period; provided, however, that such period of absence may be extended if required by applicable law.

(b)    Good Leaver Consequences.
(i)    A severance payment equal to two (2) times the sum of (A) the Base Salary calculated as of the Termination Date or, if greater, before any reduction not consented to by the Employee and (B) the average of the annual Bonus paid to Employee for the prior two (2) year period. In the event Employee has not worked one full bonus year as of the Termination Date, the amount for purposes of Section 3.3(b)(i)(B) shall be Employee’s target Bonus amount for 2014 pursuant to Section 2.1; and in the event Employee has only worked one full bonus year as of the Termination Date, the amount for purposes of Section 3.3(b)(i)(B) shall be shall be the average of the annual Bonus paid to Employee for the prior year and Employee’s target Bonus amount for 2014 pursuant to Section 2.1. The severance payment shall be paid in equal installments in accordance with the Employer’s normal payroll procedures over the period commencing on the Termination Date and ending on the date that is eighteen (18) months following the Termination Date; provided,

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Exhibit 10.5

however that in the event that (1) Employee serves a Severance Waiver Notice in accordance with Section 4.1, or (2) Employee violates any of the covenants set forth in this Agreement or in any separation agreement, general release, or similar agreement with Employer, Employee shall thereafter forfeit the right to receive any further severance payment installments payable hereunder. During the period that Employee is entitled to receive severance payments pursuant to this Section 3.3(b), the Employer shall also provide medical benefits to Employee under terms and conditions that are not less favorable than provided to executive officers of the Employer; provided, however, that (X) Employee must elect to receive continuation of health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA); (Y) Employee will be required to pay the amount that an active employee of the Employer would pay to receive such coverage and the Employer will be responsible for the employer portion of the insurance premium payments (which amount will be treated as imputed income to the Employee); and (Z) the Employer’s obligation to pay a portion of the Employee’s COBRA premiums shall cease on the first day of the month after Employee obtains reasonably comparable health care coverage from a subsequent employer or other source.
(ii)    Except as set forth in this Section 3.3(b) and as provided in Section 2.2, from and after the Termination Date, (A) Employee forfeits Employee’s rights to any and all compensation from Employer or any Related Entity to which Employee may be entitled and to all future benefits for which Employee may be eligible, in either case under this Agreement or otherwise, including without limitation any Bonus payments (excluding Employee’s Bonus payment for the calendar year of termination, pro-rated for the portion of the calendar year of termination during which Employee was employed by Employer, such pro-rated Bonus to be payable on the date that such bonuses are otherwise paid by the Employer to its employees), and (B) Employer’s obligations to pay or provide Employee with any such future compensation or future benefits shall fully and forever cease and terminate.
(iii)    If Employee’s employment is terminated by reason of Employee’s death, Employee’s estate will be entitled to payment of all amounts due under Section 3.3(b). If Employee’s employment is terminated because of Employee’s Permanent Disability, Employee’s legal guardian will be entitled to payment of the amounts due under Section 3.3(b) in accordance with the terms and conditions set forth therein.
3.4    Expiration. If the Agreement expires and Employee’s employment terminates as a result of the delivery of a Notice of Non-Renewal by Employer to Employee, Employee shall be entitled to receive the Severance Benefits provided pursuant to the terms and conditions of Section 3.3(b); provided, however, that if Employer terminates the Agreement and Employee’s employment for Employer Cause following Employee’s delivery of a Notice of Non-Renewal but prior to the expiration of the Term, or Employee refuses to remain employed through the expiration of the Term, Employee shall forfeit and not be entitled to the Severance Benefits. If the Agreement expires and Employee’s employment terminates as a result of the delivery of a Notice of Non-Renewal by

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Exhibit 10.5

Employee to Employer, Employee shall only be entitled to receive the Accrued Compensation pursuant to the terms and conditions of Section 3.2(b).
3.5    Continuing Obligations. Termination or expiration of this Agreement and the employment relationship does not terminate those obligations of Employee imposed by this Agreement that are continuing obligations, including, without limitation, Employee’s obligations under Section 4.
3.6    Post-Termination Assistance. During any period during which any Severance Benefits or other monies are being paid to Employee under this Agreement after the Termination Date, Employee shall provide to Employer reasonable levels of assistance to Employer in answering questions or otherwise cooperating concerning the business of Employer, transition of responsibility, or litigation; provided that Employee shall be fully and promptly reimbursed for all out of pocket expenses of Employee reasonably incurred in connection with such assistance and any such assistance after the period during which any Severance Benefits or other monies are being paid shall not interfere or conflict with the obligations that Employee may owe to any other employer.
3.7    Reduction or Alteration in Duties. When either the Employer or Employee serves a notice of termination or a Notice of Non-Renewal, the Employer will have the right in its absolute discretion to (i) assign reduced, alternative, or no duties to the Employee, and require the Employee to act as directed by the Employer, including excluding the Employee from the premises of the Employer or other Related Entity, and (ii) prohibit the Employee from discussing the Employee’s termination with employees, agents, or any third party except with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law; provided, however, that in the event of a reduction or alteration of duties in accordance with Section 3.7(i), Employer will still be required to make the Base Salary payments pursuant to Section 2.1 through the date of termination of Employee’s employment.
3.8    Release. As a condition to the payment of any severance benefit hereunder, including the Severance Benefits, Employer, in its sole discretion, may require Employee (or Employee’s executor, legal guardian, or other legal representative in the case of the Employee’s death or Permanent Disability) to first execute and not revoke a waiver and release of all claims against Employer and the Related Entities in a form reasonably acceptable to Employer within 21 days following the Termination Date.
3.9    Forfeiture of Benefits. Except as otherwise provided in Section 4.1 hereof, in the event Employee breaches any of Employee’s obligations under Section 4 of this Agreement, and if Employee is otherwise entitled to receive Severance Benefits under Section 3.3, Employee shall fully, completely, and permanently forfeit any and all rights to such Severance Benefits, and Employer and each Related Entity shall have the right to fully, completely, and permanently terminate payment of any amounts to which Employee would otherwise be entitled pursuant to these provisions and recover the amount equal to the Severance Benefits previously paid to Employee under Section 3.3. The foregoing forfeiture of rights to the Severance Benefits shall not in any way limit or restrict

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Exhibit 10.5

Employer’s rights and remedies pursuant to Section 4, including the right to seek injunctive relief to enforce compliance with such obligations and to recover damages for any breach. Employee agrees that all disputes relating to Employee’s employment or termination of employment shall be resolved through Employer’s Dispute Resolution Plan as provided in Section 5.6 hereof.
3.10    Severance Benefits Not an Offer of Employment. The payment of any Severance Benefits or other monies to Employee under this Agreement after the Termination Date shall not constitute an offer or a continuation of employment of Employee. In no event shall Employee represent or hold himself out to be an employee of Employer after the Termination Date. Except where Employer is required by law to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.
3.11    Recharacterization of Termination. Notwithstanding any other provision of this Agreement, if following the termination of employment Employer discovers that grounds existed as of the Termination Date for a termination for Employer Cause, then such termination shall be deemed to be a termination for Employer Cause and Employee shall only be entitled to the payments and benefits provided in Section 3.2. In the event Employee’s termination is reclassified as a termination for Employer Cause pursuant to this Section 3.11, Employee’s termination shall be so treated and classified for all purposes under this Agreement and any other agreements between Employee and Employer, and Employee shall repay to Employer any monies or benefits received by Employee following termination to which Employee would not have been entitled upon being terminated for Employer Cause.
SECTION 4:    COVENANT NOT TO COMPETE; CONFIDENTIALITY.

4.1    Non-Compete. The parties hereto recognize that Employee is retained by Employer as part of a professional, management, and executive staff of Employer whose duties include the formulation and execution of management policy. Therefore, in exchange for the consideration specified herein and as a material incentive for Employer to enter into this Agreement, and to enforce Employee’s obligations regarding confidentiality pursuant to Section 4.5 hereof, Employee hereby agrees that during the term of Employee’s employment hereunder (including any period of employment in which Employee has reduced or altered duties pursuant to Section 3.7) and, in the event of a termination of Employee’s employment pursuant to Section 3.3 (Good Leaver Termination), for a period of eighteen (18) months following the Termination Date (the “Non-Compete Period”), Employee shall not, within North America, act or engage in material competition with the activities or plans of Employer or any Related Entity as they exist up to the time of Employee’s termination of employment. “Material Competition” by Employee shall mean (A) engaging in or conducting any business or investment activity in any capacity that directly competes with or has a material adverse economic effect on any of the material business activities or business plans of Employer or any Related Entity, or with respect to a business or asset that was being evaluated by Employer or any Related Entity at any time during the Term and prior to the termination

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Exhibit 10.5

of employment, or (B) rendering advice or services to, whether as an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner, or otherwise, any company, business or other entity that derives a material part of its business from activities that directly compete with the business activities or business plans of Employer or any Related Entity; provided, however, that Employee shall be permitted to acquire a passive stock interest in such a business provided that the stock acquired is publicly traded and Employee does not beneficially own more than 2% of the outstanding interest in such business. Notwithstanding the foregoing, at any time during the eighteen-month period following the Termination Date, Employee may, at Employee’s option, serve on the Employer a written notice waiving the right to any and all future installments of the Severance Benefit payments pursuant to Section 3.3(b)(i) (a “Severance Waiver Notice”), and upon delivery of the Severance Waiver Notice, Employee shall no longer be bound by the restrictions set forth in this Section 4.1 for the period on and after the date on which the Severance Waiver Notice is delivered to the Employer; provided, however, that notwithstanding the delivery of a Severance Waiver Notice, Employee will continue to be bound by the remaining obligations set forth in this Agreement, including but not limited to those covenants of Employee set forth in Section 4.2 and Section 4.5 hereof.
4.2    Non-Solicit. During the term of Employee’s employment hereunder (including any period of employment in which Employee has reduced or altered duties pursuant to Section 3.7) and for a period of eighteen (18) months following the Termination Date (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit or induce (i) any person who is employed by Employer or any of the Related Entities or was so employed within the six-month period prior to the Termination Date (A) to interfere with the activities or businesses of Employer or any Related Entity or (B) to discontinue such person’s employment with Employer or any of the Related Entities, nor shall Employee (or any business or entity with which Employee is then involved) employ any such person or (ii) any customer of Employer to discontinue or reduce its business with Employer (either through the transition of such business to a competitor of Employer or otherwise); provided, however, that general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target any such person.
4.3    Recognition of Limitations as Reasonable. Employee understands that the provisions of Sections 4.1 and 4.2 hereof may limit Employee’s ability to earn a livelihood in a business similar to the business in which Employee is involved, but as a member of the management group of Employer Employee nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill, trade secrets, or other business interests of Employer and any of the Related Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Section 3 hereof and the Confidential Information provided pursuant to Section 4.5, is sufficient to compensate Employee for the restrictions contained in Sections 4.1 and 4.2 hereof. In consideration of the foregoing and in light of Employee’s education, skills, and abilities, Employee agrees that Employee will not assert that, and it should not be considered that, any provisions of

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Exhibit 10.5

Section 4.1 or 4.2 otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.
4.4    Modifications to Section 4. If, at the time of enforcement of Section 4 of this Agreement, a court shall hold that the period, scope, or geographical area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or geographical area and that the court shall revise the restrictions contained herein to cover the maximum period, scope, and geographical area permitted by law. If, in any proceeding, a court refuses to enforce all of the separate covenants deemed included herein because, taken together, they are deemed more extensive than necessary to assure Employer of the intended benefit of this Agreement, it is expressly understood and agreed that those of such covenants or portions of such covenants that, if eliminated, would permit the remaining separate covenants or portions thereof to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof. Employee acknowledges that Employee is a member of Employer’s management group with access to Employer’s confidential business information and Employee’s services are unique to Employer and the Related Entities. Employee therefore agrees that the remedy at law for any breach by Employee of any of the covenants and agreements set forth in this Section 4 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies that may be available to it at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Employee (together with all those persons associated with Employee) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of an alleged breach or violation by Employee of this Section 4, the applicable Non-Compete Period and Non-Solicitation Period set forth in this Section shall be tolled until such breach or violation has been cured.
4.5    Confidential Information. Employee acknowledges that pursuant to the employment hereunder, Employee occupies a position of trust and confidence. Accordingly, in order to facilitate the performance of this Agreement and the activities contemplated by this Agreement, Employee shall be provided with or given access to, or Employee may develop, certain proprietary or confidential information (“Confidential Information”) of Employer or a Related Entity. Confidential Information includes, without limitation, information pertaining to Employer’s or the Related Entities’ past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, production, product development, product names and marks, marketing, cost and pricing structure, margins, profitability, operation or production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes. Subject to the last sentence of this Section, during the term of Employee’s employment and after the termination of Employee’s employment, Employee hereby agrees not to use or to disclose to any person, other than in the discharge of Employee’s duties under this Agreement, any Confidential Information of Employer or any Related Entities.

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Exhibit 10.5

Information shall not be deemed to be Confidential Information for purposes of this Agreement that: (i) is or hereafter becomes publicly known through no act or omission of Employee; (ii) is received by Employee without restriction on disclosure from a third party who disclosed the information without violating any restriction on confidentiality or disclosure; or (iii) is independently developed after the termination of Employee’s employment with Employer by Employee without reference to the Confidential Information and without violation of any confidentiality restriction. If Employee violates this agreement of confidentiality, Employer shall, in addition to any other remedy provided by law, be permitted to pursue an action for injunctive relief; monetary damages, or both. Employee acknowledges that all such Confidential Information constitutes confidential and/or proprietary information of Employer and the Related Entities and agrees that such Confidential Information shall be kept confidential, such Confidential Information shall be used solely for the purpose of performing the obligations hereunder or activities contemplated by this Agreement, and that Employee shall not otherwise disclose or make use of such Confidential Information except in response to a court order, provided that when responding to a court order, Employee shall provide written notice of the court order to Employer in advance of any disclosure in response thereto.
4.6    Intangible Rights. Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software, and other things of value (“Intangible Rights”), if patented or subject to a patent application, and Confidential Information, which are conceived, made, invented or suggested either by Employee alone or in collaboration with others during the Term and relating to the business of Employer or a Related Entity, shall be promptly disclosed in writing to Employer and shall be the sole and exclusive property of Employer. Employee hereby assigns to Employer all of Employee’s right, title, and interest in and to all such intangible rights that are patented or subject to a patent application by Employer and its successors or assigns, and in and to Confidential Information. In the event that any of said Intangible Rights shall be deemed by Employer to be patentable or otherwise registerable under any federal, state or foreign law, Employee further agrees that during the Term plus 60 days, at the expense of Employer, Employee will execute all documents and do all things necessary, advisable, or proper to obtain patents therefor or registration thereof; and to vest in Employer full title thereto. Employee agrees that all right, title, and interest in any and all copyrights, copyright registrations, and copyrightable subject matter that occur as a result of Employee’s employment with Employer, shall be the sole and exclusive property of Employer, and agrees that such works comprise “works for hire.” Employee hereby assigns and agrees to assign to Employer all right, title, and interest in any such copyrights, copyright registrations, and copyrightable subject matter that occur because of such employment.
4.7    Non-Disparagement. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer or any Related Entity, or any of their respective officers, employees, shareholders, investors, directors, agents or representatives that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing. The foregoing restriction shall include, but not be limited to, statements made, whether directly or

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indirectly, to or on social media, internet websites, blogs and electronic bulletin boards, as well as statements to the media, including writers, researchers, reporters, magazines, newspapers, book publishers, television stations, radio stations, the motion picture industry, public interest groups, and the publishing industry generally. In the event such a communication is made to anyone, it will be considered a material breach of the terms of this Agreement, and all commitments to make any payments under Section 3.3(b) will be null and void. Additionally, in the event any such communication materially damages the reputation of Employer, any Related Entity, or their respective agents, officers, directors, or employees, the Employee will be required to reimburse the Employer for any and all Severance Benefits made under the terms of this Agreement. This provision is not intended to limit Employee’s right to give non-malicious and truthful testimony should Employee be subpoenaed to give such testimony, and the foregoing restrictions in this Section 4.7 shall not apply with respect to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.
4.8    Agreement to Covenants. Each of the covenants of this Section 4 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder. Employee has had adequate time to consider these covenants and to consult with an attorney or other advisor concerning them. Employee acknowledges that Employee understands these covenants and agrees to them freely and voluntarily.
SECTION 5:    MISCELLANEOUS.
5.1    Employee and Employer expressly understand and agree that Employer may at its sole discretion assign this Agreement and transfer Employee’s employment to another Related Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date, and no such assignment and transfer shall be deemed to be a termination of employment for purposes of Section 3, or grounds for termination for Employee Cause; provided, however, that, effective with such assignment and transfer, all of Employer’s obligations hereunder shall be unchanged, assumed by, and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Employer” as used herein shall thereafter refer to such Subsequent Employer. Employee expressly consents to such assignment and transfer. Except for Employee’s title, as applicable, and as otherwise provided in this Section 5.1, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, shall remain in full force and effect following any such assignment and transfer of employment.
5.2    Except as otherwise required by law, any written notice hereunder shall be deemed validly given, made or served (i) on the date on which it is delivered personally, (ii) five business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid), (iii) one business day after it is sent by overnight courier (charges prepaid), or (iv) on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by facsimile.
If to Employer, addressed to:         Crestwood Operations LLC

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Exhibit 10.5

700 Louisiana, Suite 2060
Houston, TX 77002
Facsimile: (832) 519-2200
Attention: Chief Executive Officer

If to Employee:        Joel Lambert
11214 Montebello Ct.
Houston, TX 77024
or to Employee’s last known personal address.
5.3    This Agreement shall be construed and enforced, and this Agreement and any disputes or controversies related hereto shall be governed by, in all respects in accordance with, the law of the State of Texas, without regard to principles of conflicts of law that would apply the laws of any other jurisdiction, unless preempted by federal law, in which case federal law shall govern.
5.4    No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
5.5    It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed or re-written in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.
5.6    It is the mutual intention of the parties to have the option to resolve any dispute concerning this Agreement out of court. Accordingly, the parties agree that either party may elect to have any such dispute submitted for resolution through Employer’s Dispute Resolution Plan or, if no such plan is in place, then pursuant to binding arbitration to be held in Harris County, Texas, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”); provided, however, that Employer, on its own behalf and on behalf of any of the Related Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach, threatened breach, or the continuation of any breach of the provisions of Sections 4 and 5 and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Employer posting any bond. Each of the parties hereto agrees that arbitration pursuant to this Section 5.6 shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter

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which is the subject of the dispute. Each of the parties agrees that in any such arbitration that the award shall be made in writing no more than 30 days following the end of the proceeding, that the arbitration shall not be conducted as a class action, that the arbitration award shall include factual findings or conclusions of law, and that no punitive damages shall be awarded. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. In any dispute related to a termination of Employee’s employment pursuant to Section 3.2(a)(i), Employee shall only be permitted to dispute or contest whether or not a determination of Employer Cause was made in good faith by the Board. Employer shall bear all administrative fees and expenses of the arbitration and unless the arbitrator directs otherwise, each party shall bear its own counsel fees and expenses. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury.
5.7    This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity that may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or Permanent Disability of Employee.
5.8    This Agreement and the other agreements and arrangements referred to in this Agreement supersede and replace any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement and any Exhibit hereto (collectively, the “Employment Documents”) constitute the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contain all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters that is not embodied in the Employment Documents, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in the Employment Documents shall be valid or binding. Any modification or waiver of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.
5.9    The parties recognize and acknowledge, and hereby expressly waive, any right any of them may have to punitive damages.
5.10    Employee represents that Employee is fully competent to manage Employee’s business affairs, has read this document carefully, understands all of its contents, fully understands

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the final and binding effect of this Agreement, has had the opportunity to consult with Employee’s attorney, and executes this Agreement freely and voluntarily. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement not set forth herein made by Employer or the Board or by any of their respective agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
5.11    The parties to this Agreement hereby agree that no special relationship of trust and reliance is, has been, or will be created by the provisions of this Agreement or Employee’s employment arrangement.
5.12    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
5.13    Employer may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling, as well as any other authorized deduction or withholding. Furthermore, should Employee owe Employer or a Related Entity any money at the time of termination of employment, Employee authorizes and consents to Employer deducting the amount owed by Employee from compensation otherwise owed Employee.
5.14    The provisions of this Section 5.14 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(a)    General Suspension of Payments. If Employee is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of Employee’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following Employee’s termination, (ii) the date of Employee’s death, or (iii) any date that otherwise complies with Section 409A of the Code. In the event that Employee is entitled to receive payments during the suspension period provided under this Section, Employee shall receive the accumulated benefits that would have been paid or provided under this Agreement within the suspension period on the first payroll date next following the earliest day that would be permitted under Section 409A of the Code. In the event of any delay in payment under this provision, the deferred amount shall bear interest at the prime rate (as stated in the Wall Street Journal) in effect on his termination date until paid.
(b)    Release Payments. In the event that Employee is required to execute a release to receive any payments from the Employer that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not be made or commence until the sixtieth (60th) day following such termination of employment. Any payments that are suspended

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during the sixty (60) day period shall be paid on the date the first regular payroll is made immediately following the end of such period.
(c)    Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A of the Code: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year (other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code); (ii) Employee shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Employer shall make such reimbursement payments within thirty (30) days following the date Employee delivers written notice of the expenses to the Employer; and (iv) Employee’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.
(d)    Separation from Service. For purposes of this Agreement, any reference to “termination” of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Employee prior to the date such Employee incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.
(e)    Installment Payments. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance payments or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.
(f)    PPACA. To the extent that any post-termination continuation of health or medical coverage pursuant to this Agreement would violate either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the Employer may reform this Agreement in such manner as is reasonably necessary to provide the Employee with the intended benefit hereunder in a manner that complies with the PPACA; provided, however, that such reformation shall not result in a violation of Code Section 409A.
(g)    General. Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Employer or Employee.

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5.15    The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

[Signature Page Follows]

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Exhibit 10.5

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.
EMPLOYER
CRESTWOOD OPERATIONS LLC

By:
Name: Robert G. Phillips
Title: Chief Executive Officer

EMPLOYEE

Name: Joel Lambert

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